Exhibit 99.2

SOLICITATION BY AND ON BEHALF OF

Waterton Global Resource Management, Inc., Waterton Mining Parallel Fund Offshore Master, LP and Waterton Precious Metals Fund II Cayman, LP

FOR THE SUPPORT OF THE HOLDERS OF COMMON SHARES OF

HUDBAY MINERALS INC.

This information circular (this “Circular”), prepared by Waterton Global Resource Management, Inc., on behalf of itself and each of Waterton Mining Parallel Fund Offshore Master, LP and Waterton Precious Metals Fund II Cayman, LP (collectively, “Waterton”, “we” or “our”), solicits your support for a change in the directors of Hudbay Minerals Inc. (“Hudbay” or the “Company”).

Waterton is not asking holders (“Shareholders” or “you”) of common shares (“Shares”) of the Company to send a form of proxy and/or voting information form (“VIF”) at this time, as Hudbay has yet to formally call its 2019 annual meeting of Shareholders (the “Annual Meeting”) and/or issue a notice of the Annual Meeting, together with its management information circular and other proxy materials. Waterton has filed this Circular in order to allow it to have discussions with Shareholders regarding its nominees for election to Hudbay’s Board of Directors (the “Board”) in compliance with the solicitation requirements under applicable Canadian corporate and securities laws.

Waterton is soliciting your support and, ultimately, intends to solicit forms of proxy and VIFs for the election of the following eight nominees (the “Waterton Nominees”) to the Board at the Annual Meeting in place of certain management nominees to be proposed for election to the Board by the Company in its proxy materials: Richard Nesbitt; Peter Kukielski; A.E. Michael Anglin; Ernesto Balarezo; David Deisley; Emily Moore; Daniel Muñiz Quintanilla; and David Smith.

Further details concerning the Waterton Nominees and Hudbay’s current Board are contained in this Circular.

Once Hudbay has formally called the Annual Meeting and/or issued a notice of the Annual Meeting, together with its management information circular and other proxy materials, we expect to issue one or more supplement(s) to, or amendment(s) and/or restatement(s) of, this Circular (collectively, the “Final Waterton Circular”) containing further disclosure(s), including our reasons for seeking to elect the Waterton Nominees to the Board, together with a form of proxy and/or VIF for use at the Annual Meeting. The Final Waterton Circular will also contain additional details concerning how to complete and return the forms of proxy and VIFs to be provided by or on behalf of Waterton for use at the Annual Meeting.

Shareholders willing to express their support for the Waterton Nominees may contact Kingsdale Advisors (“Kingsdale”) at 1-888-518-1563 toll-free in North America, or at 416-867-2272 outside of North America (collect calls accepted), or by email at contactus@kingsdaleadvisors.com.

For up-to-date information, please visit the website www.NewHudbay.com.

February 14, 2019

GENERAL

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of Shareholders, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

A copy of this Circular may be obtained, on request, without charge from Kingsdale by contacting them at 1-888-518-1563 toll-free in North America, or at 416-867-2272 outside of North America (collect calls accepted), or by email at contactus@kingsdaleadvisors.com, or on the Company’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

The information in this Circular is given as of the date of this Circular, except where otherwise noted. The delivery of this Circular will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

NOTICE TO UNITED STATES SHAREHOLDERS

This solicitation is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this solicitation is made in the United States with respect to securities of Hudbay in accordance with Canadian corporate and securities laws and this Circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that these Canadian requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

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FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain information included in this Circular contains forward-looking statements or forward-looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”), including the expected timing of the Annual Meeting and record date, Waterton’s intentions to prepare and deliver the Final Waterton Circular together with a form of proxy and/or VIF and, ultimately, to solicit proxies in respect of the Waterton Nominees, and Waterton’s anticipated voting recommendations in respect of matters to be addressed at the Annual Meeting. All statements and information, other than statements of historical fact, included in this Circular are forward-looking statements, including, without limitation, statements regarding activities, events or developments that Waterton expects or anticipates may occur in the future. These forward-looking statements can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur or, even if they do occur, will result in the performance, events or results expected. We caution readers of this Circular not to place undue reliance on forward-looking statements contained in this Circular, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual performance, events or results to differ materially from those expressed or implied by such forward-looking statements. These factors include: changes in Hudbay’s strategies, plans or prospects; general economic, industry, business, regulatory and market conditions; changes in Hudbay’s Board composition or size, including the identity and number of management nominees ultimately proposed by Hudbay for election to the Board at the Annual Meeting; actions of Hudbay and its subsidiaries or competitors; conditions in the mining industry; risks relating to government regulation and changes thereto, including in respect of the regulations concerning board composition, proxy solicitation and shareholder meetings; the state of the economy including general economic conditions globally and economic conditions in the jurisdictions in which Hudbay operates; the unpredictability and volatility of Hudbay’s share price; availability of sufficient financial resources to fund Waterton’s solicitation efforts; changes in commodity prices, tax rates and government mark-ups; currency fluctuations; recommendations of and changes to Waterton’s proxy solicitors and advisors; reliance on information and control systems; restrictive covenants relating to current and future indebtedness of Hudbay and other contracts and instruments to which Hudbay is subject; and dilution and future sales of Shares. These factors should not be construed as exhaustive. Shareholders are cautioned that all forward-looking statements involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of Hudbay and certain members of Hudbay’s operational, compensation and other noted peer groups with applicable securities regulators, copies of which are available on SEDAR at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) at www.sec.gov. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained in this Circular are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this Circular are made as of the date of this Circular and Waterton undertakes no obligation to publicly update such forward-looking statements, except as required by applicable laws.

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CURRENCY

Unless otherwise indicated, all amounts in this Circular are stated in Canadian dollars.

MATTERS TO BE ACTED UPON – ELECTION OF DIRECTORS

Hudbay Board

According to Hudbay’s public disclosure, the current Board is comprised of the following 10 individuals: Alan R. Hibben; Alan Hair; Carol T. Banducci; Igor Gonzales; W. Warren Holmes; Sarah B. Kavanagh; Carin S. Knickel; Alan J. Lenczner; Colin Osborne; and Kenneth G. Stowe. Waterton does not currently know whether Hudbay will nominate any of these individuals for re-election to the Board at the Annual Meeting. Waterton currently anticipates that Hudbay will maintain a Board size of 10 directors, although Hudbay may increase or decrease the size of the Board and, accordingly, the number of management nominees it proposes for election at the Annual Meeting. We expect that details regarding management’s nominees and Board size will be set forth in the management information circular and other proxy materials to be prepared by the Company in connection with the Annual Meeting.

Waterton currently intends to seek the election of the eight Waterton Nominees set out in the following table for election to the Board at the Annual Meeting in place of certain management nominees to be proposed by the Company in its proxy materials. The following table sets out, in respect of each Waterton Nominee, the individual’s name, province or state and country of residence, age, the individual’s present occupation and principal occupation over the previous five years, and the number of Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by such individual. Each of the Waterton Nominees has consented to being named in this Circular and to serving as a director of Hudbay and meets the director eligibility requirements under applicable Canadian law.

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Name, Province or State and Country of Residence, and Age of Nominee(1),(2)	Present Principal Occupation and Occupation(s) for the Previous Five Years(2)	Number of Shares Beneficially Owned or Controlled(2),(3)
Richard Nesbitt Ontario, Canada Age 63	Mr. Nesbitt is retired. Formerly, Chief Executive Officer and President, The Global Risk Institute in Financial Services and, prior thereto, Chief Operating Officer of Canadian Imperial Bank of Commerce.	Nil
Peter Kukielski British Columbia, Canada Age: 62	Mining Executive. Most recently, President and Chief Executive Officer, Nevsun Resources Ltd. Prior thereto, Chief Executive Officer, Anemka Resources Ltd. and, prior thereto, Entrepreneur in Residence, Warburg Pincus, LLC.	25,000
A.E. Michael Anglin California, USA Age: 63	Mr. Anglin is retired. Mr. Anglin is the Chair of the Board of SSR Mining Inc.	Nil
Ernesto Balarezo Lima, Peru Age: 51	Corporate Director. Prior thereto, Executive Vice President for the Americas, Gold Fields Limited, and CEO of Gold Fields La Cima S.A.	Nil
David Deisley Utah, USA Age: 62	Mr. Deisley is retired. Formerly, Executive Vice President & General Counsel, NOVAGOLD Resources Inc.	Nil
Emily Moore Ontario, Canada Age: 49	Director of the Troost Institute for Leadership Education in Engineering and associate professor in the Institute for Studies in Transdisciplinary Engineering Education and Practice, University of Toronto. Prior thereto, Ms. Moore worked at Hatch Ltd. as Director of Technology Development, and later as Managing Director for water and for innovation.	Nil
Daniel Muñiz Quintanilla Mexico City, Mexico Age: 45	Businessman. Formerly, Managing Director & Executive Vice President, Americas Mining Corporation, Managing Director (CEO) & Executive President, Industrial Minera Mexico S.A. de C.V. Prior thereto, Chief Financial Officer, Grupo Mexico S.A.B. de C.V.	Nil
David Smith British Columbia, Canada Age: 60	Corporate Director. Prior thereto, Chief Financial Officer and Executive Vice President of Finning International Inc.	Nil

Notes:

(1)	None of the Waterton Nominees has been or is currently a director of the Company, nor has any of the Waterton Nominees held any other position or office with the Company or any of its affiliates.
(2)	The information concerning each of the Waterton Nominees in this table has been furnished by the respective Waterton Nominee.
(3)	Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

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In addition to the Waterton Nominees, currently Waterton would be supportive of the re-election of incumbent Hudbay directors Carol T. Banducci and Sarah B. Kavanagh to the Board at the Annual Meeting, should they be proposed by the Company in its proxy materials. The following table sets out, in respect of each of Ms. Banducci and Ms. Kavanagh, her province or state and country of residence, age, the period during which she has served as a director of the Company, her present occupation and principal occupation over the previous five years, and the number of Shares she beneficially owns, directly or indirectly, or over which she exercises control or direction. We expect that further details about Ms. Banducci and Ms. Kavanagh will be provided in the management information circular and other proxy materials to be prepared by the Company in connection with the Annual Meeting, should they be proposed by the Company for re-election to the Board.

Name, Province or State and Country of Residence, Age and Term of Nominee(1),(2)	Present Principal Occupation and Occupation(s) for the Previous Five Years(1)	Number of Shares Beneficially Owned or Controlled(3)
Carol T. Banducci Ontario, Canada Age: 59 Director Since: 2014	Executive Vice President and Chief Financial Officer, IAMGOLD Corporation.	36,671 deferred share units(4)
Sarah B. Kavanagh Ontario, Canada Age: 62 Director Since: 2017	Corporate Director. Formerly, Ms. Kavanagh acted as the Commissioner at the Ontario Securities Commission from 2011 to 2016.	56,008 deferred share units(4)

Notes:

(1)	The information concerning Ms. Banducci and Ms. Kavanagh is based on information made publicly available on SEDAR, including the 2018 MIC (as defined under “Matters to be Acted Upon – Election of Directors – Other Information about the Waterton Nominees” below).
(2)	To Waterton’s knowledge, neither Ms. Banducci nor Ms. Kavanagh has held any other position or office with the Company or any of its affiliates.
(3)	The information concerning the Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Waterton, is sourced from the System for Electronic Disclosure by Insiders (“SEDI”) as of February 14, 2019.
(4)	According to publicly available information, the Company’s deferred share units are governed by Hudbay’s third amended long term equity plan. Under the terms of the publicly available version of such plan, equity awards may be settled, at the Company’s option, by issuing fully paid Shares from treasury or delivering the cash equivalent, net of deductions, to the holder thereof.

Waterton currently recommends that Shareholders not re-elect the following eight incumbent directors of Hudbay, should they be proposed by the Company in its proxy materials (or any other individuals nominated by the Company in addition to or in lieu of such incumbent directors):

•	Alan R. Hibben
•	Alan Hair
•	Igor Gonzales
•	Carin S. Knickel
•	W. Warren Holmes
•	Alan J. Lenczner
•	Colin Osborne
•	Kenneth G. Stowe

As indicated above, Waterton currently anticipates that Hudbay will maintain a Board size of 10 directors. If Hudbay increases or decreases the number of management nominees it proposes, Waterton may nominate different individuals or a different number of individuals than the Waterton Nominees for election to the Board and/or support different management nominees. Further, it is not contemplated that any of the Waterton Nominees will be unable to stand for election to the Board at the Annual Meeting or to serve as a director if elected. However, if for any reason any of the Waterton Nominees do not stand for election to the Board at the Annual Meeting or are unable to serve as such, Waterton may nominate one or more substitute candidate(s). If Waterton nominates different individuals or a different number of individuals than the Waterton Nominees, Waterton’s representatives to be named in any form of proxy and/or VIF provided by Waterton for use at the Annual Meeting intend to cast votes represented by such proxy and/or voting instructions for such substitute or additional candidate(s) at their discretion, unless you have specified in your form of proxy and/or VIF that your Shares are to be withheld from voting on the election of directors.

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We expect to issue the Final Waterton Circular containing further disclosure(s), including our reasons for seeking to elect the Waterton Nominees to the Board, together with additional details concerning how to complete and return forms of proxy and VIFs to be provided by or on behalf of Waterton for use at the Annual Meeting. For the time being, we urge you to refer to our white paper which details our concerns with the current Board and management team of Hudbay and our proposed strategy for the Company moving forward. A copy of the white paper is available at www.NewHudbay.com and is posted to the Company’s SEDAR profile at www.sedar.com.

Independence

If elected, all of the Waterton Nominees, as well as Ms. Banducci and Ms. Kavanagh, will be “independent” of Hudbay within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices. None of the Waterton Nominees, or Ms. Banducci and Ms. Kavanagh, is an affiliate or associate of Waterton.

Other Information about the Waterton Nominees

If elected, each of the Waterton Nominees, as well as Ms. Banducci and Ms. Kavanagh, will hold office until the close of the Company’s next annual meeting of Shareholders or until a successor has been elected or appointed in accordance with the Company’s articles and by-laws, unless his or her office is earlier vacated. If elected, the Waterton Nominees, as well as Ms. Banducci and Ms. Kavanagh, will be required to discharge their duties as directors of the Company consistent with all applicable legal requirements, including fiduciary obligations imposed on all corporate directors.

To the knowledge of Waterton, none of the Waterton Nominees, or any of their associates or affiliates, is or has been indebted, at any time since the beginning of the last completed financial year of Hudbay, to Hudbay or any of its subsidiaries or has indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by Hudbay or any of its subsidiaries.

Except as disclosed below, to the knowledge of Waterton, none of the Waterton Nominees is, or has been, within 10 years before the date of this Circular, a director or executive officer of any company that, while acting in that capacity:

(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (an “order”);
(b)	was subject to an order that was issued after the proposed director ceased to be a director or executive officer and which resulted from an event that occurred while that person was acting in the capacity as director or executive officer; or
(c)	or within a year of ceasing to act in the capacity of a director or executive officer, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Anglin was a director of EmberClear Corp. until September 8, 2014. EmberClear Corp. was the subject of cease trade orders issued by each of the Alberta Securities Commission, British Columbia Securities Commission and Ontario Securities Commission on October 30, 2014, November 5, 2014 and November 17, 2014, respectively. The cease trade orders were issued due to EmberClear Corp.’s failure to file annual audited financial statements for the year ended June 30, 2014 and the related management’s discussion and analysis filing. The cease trade orders against EmberClear Corp. were revoked in January 2015. Mr. Anglin also serves as Chairman of Laguna Gold Limited, a private Australian company that was put into receivership on December 18, 2018.

To the knowledge of Waterton, none of the Waterton Nominees is, as of the date of this Circular, or has been within 10 years before the date of this Circular, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

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To the knowledge of Waterton, none of the Waterton Nominees has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation, or by a securities regulatory authority, or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

To the knowledge of Waterton, there are no arrangements or understandings between any of the Waterton Nominees or any other person pursuant to which the Waterton Nominees are to be elected.

The information set out under in this section “Matters to be Acted Upon – Election of Directors – Other Information about the Waterton Nominees” as it pertains to Ms. Banducci and Ms. Kavanagh is not within the knowledge of Waterton. For this information, please refer to the Company’s management information circular dated March 29, 2018 filed in respect of the Company’s annual and special meeting of Shareholders held on May 3, 2018 (the “2018 MIC”), the management information circular and other proxy materials to be prepared by the Company in connection with the Annual Meeting, should Ms. Banducci and Ms. Kavanagh be proposed by the Company for re-election to the Board, and other continuous disclosure filed by the Company on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

GENERAL PROXY INFORMATION

Appointment of Proxies

Waterton has not yet prepared a form of proxy or VIF for use at the Annual Meeting. Waterton currently intends to provide a form of proxy or VIF, together with the Final Waterton Circular, once the Company has formally called the Annual Meeting and/or issued a notice of the Annual Meeting, together with the Company’s management information circular and other proxy materials. The Final Waterton Circular will contain additional details concerning how to complete and return the forms of proxy and VIFs to be provided by or on behalf of Waterton for use at the Annual Meeting.

A Shareholder will have the right to appoint a person or company (who need not be a Shareholder) other than the persons designated in any form of proxy provided to the Shareholder to represent and act on behalf of the Shareholder at the Annual Meeting. You will be able to exercise this right by inserting the name of the person you wish to appoint as your representative in the blank space provided in the form of proxy to be provided or by submitting another appropriate form of proxy.

If you beneficially own your Shares but are not the registered holder, see the section entitled “General Proxy Information – Non-Registered (Beneficial) Holders of Shares” beginning on page 8 of this Circular for important information about how to appoint a representative of Waterton, or another person, as proxyholder for your Shares once Waterton provides you with its form of proxy or VIF.

Corporate Shareholders

Any Shareholder that is a corporation may by resolution of its directors or other governing body authorize such person as it thinks fit to exercise in respect of and at the Annual Meeting the same powers on behalf of the corporation as that corporation could exercise if it were an individual Shareholder personally present, including the right (unless restricted by such resolution) to appoint a proxyholder to represent such corporation. Evidence in writing of the appointment of any such representative should accompany a corporate Shareholder’s completed form of proxy or VIF.

Revocation of Proxies

You will be able to revoke any proxy or voting instructions you give to Hudbay’s management in respect of the Annual Meeting pursuant to the Company’s solicitation of proxies by completing and delivering the form of proxy and/or VIF to be provided by Waterton along with the Final Waterton Circular.

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If you are the registered holder of Shares, you may revoke any proxy you give in respect of the Annual Meeting at any time prior to its use:

(a)	by completing and signing a valid form of proxy bearing a later date and returning it in accordance with the instructions contained in such form of proxy to be provided by Waterton, or as otherwise provided in the Final Waterton Circular, once made available to Shareholders;
(b)	by depositing an instrument in writing executed by you or by your attorney authorized in writing, as the case may be: (i) at the registered office of the Company at any time up to and including the last business day preceding the day the Annual Meeting or any adjournment or postponement of the Annual Meeting is to be held; or (ii) with the Chair of the Annual Meeting prior to its commencement on the day of the Annual Meeting or, if the Annual Meeting is adjourned or postponed, the day on which the adjourned or postponed Annual Meeting is reconvened; or
(c)	in any other manner permitted by law.

If you are the beneficial owner, but not the registered holder, of your Shares, see the section entitled “General Proxy Information - Non-Registered (Beneficial) Holders of Shares” below for instructions on how to revoke any proxies and/or voting instructions you give in connection with the Annual Meeting.

Voting of Shares Represented by Proxy

The Waterton representatives designated in any form of proxy or VIF to be provided by Waterton will vote your Shares represented by such forms of proxy or VIFs in accordance with your instructions on any resolution or ballot that may be called at the Annual Meeting.

If you specify a choice with respect to voting in any form of proxy or VIF to be provided by Waterton, the Shares to which such form of proxy or VIF pertains will be voted accordingly. If you do not specify a choice in such form of proxy or VIF or in an otherwise valid proxy, Waterton currently intends to vote the Shares to which such form of proxy or VIF or in such otherwise valid proxy pertains for the election of the eight Waterton Nominees to the Board, for the re-election of two of Hudbay’s incumbent directors, Carol T. Banducci and Sarah B. Kavanagh, to the Board should they be proposed as management nominees by the Company in its proxy materials, and otherwise in the manner to be described in the Final Waterton Circular. Waterton also currently intends to withhold from voting with respect to any other management nominee proposed by the Company.

Any form of proxy or VIF to be provided to Shareholders by or on behalf Waterton will, if validly completed and returned, confer discretionary authority upon the persons named therein to vote in the judgment of those persons in respect of amendments or variations, if any, to matters identified in the Company’s notice of the Annual Meeting and its management information circular and other matters, if any, which may properly come before the Annual Meeting. As of the date of this Circular, Waterton knows of no other matters to come before the Annual Meeting other than ordinary annual meeting matters, including the election of directors to the Board, and we expect that further details will be set out in the management information circular and other proxy materials to be prepared by the Company in connection with the Annual Meeting.

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Non-Registered (Beneficial) Holders of Shares

Only registered holders of Shares, or the persons they appoint as their proxyholders, will be entitled to vote at the Annual Meeting. However, in many cases, Shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of either:

(a)	an intermediary (each an “Intermediary”) that the Non-Registered Holder deals with in respect of Shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or
(b)	a depository (such as CDS & Co., the registration name for The Canadian Depository for Securities Limited, in Canada or Cede & Co., as nominee for The Depository Trust Company, in the United States).

Waterton expects that it will make copies of the Final Waterton Circular and a form of proxy and/or VIF available to the Intermediaries or their designates for onward distribution to Non-Registered Holders in connection with the Annual Meeting, once the Company has formally called the Annual Meeting and/or issued a notice of the Annual Meeting, together with its management information circular and other proxy materials. Intermediaries will be required to forward copies of the Final Waterton Circular and any form of proxy and/or VIF provided to them to Non-Registered Holders. If you are a Non-Registered Holder and receive the Final Waterton Circular or receive a form of proxy or VIF on behalf of Waterton, please complete, sign and return the form of proxy or VIF in accordance with the directions provided by your Intermediary and set out in such form.

Without specific instructions, Intermediaries will be prohibited from voting Shares for their clients. Therefore, Non-Registered Holders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person by the appropriate time. Specifically, a Non-Registered Holder must return any forms of proxy or VIFs to the applicable Intermediary sufficiently in advance of the Annual Meeting to have his, her or its Shares voted. Each Intermediary and/or its service company has its own procedures, which should be carefully followed by Non-Registered Holders to ensure that such holder’s Shares are voted by the applicable Intermediary on their behalf at the Annual Meeting. These procedures may allow for voting by telephone, via the Internet, by mail and/or by facsimile. The applicable instructions for each such method of voting will be set out in the form of proxy or VIF provided to a Non-Registered Holder directly by or on behalf of his, her or its Intermediary.

If you are a Non-Registered Holder, you have the right to attend and vote your Shares directly at the Annual Meeting. If you exercise this right (or have a person other than those individuals named in the form of proxy and/or VIF attend and vote on your behalf), you should insert your name (or the name of the person whom you wish to designate to attend and vote on your behalf) in the blank space provided in such form of proxy or, where a VIF is provided, follow the corresponding instructions on such VIF. In either case, you should carefully and promptly follow the instructions of your Intermediary and/or its service company.

The majority of Intermediaries now delegate responsibility for obtaining instructions from Non-Registered Holders in Canada and the United States to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails VIFs to Non-Registered Holders and asks Non-Registered Holders to return such VIFs directly to Broadridge. Broadridge then tabulates the results of all voting instructions it receives and provides appropriate instructions for such Non-Registered Holders’ Shares to be represented and voted at the Annual Meeting. As any Non-Registered Holder receiving a VIF from Broadridge must return it to Broadridge well in advance of the Annual Meeting in order to have his, her or its Shares voted, the voting instructions on such VIF should be carefully followed. If a Non-Registered Holder has any questions about how to properly complete and submit a VIF received from Broadridge, he, she or it should contact Broadridge or the applicable Intermediary. Further, a Non-Registered Holder receiving a VIF from Broadridge cannot use that form to vote Shares in person at the Annual Meeting. If you are a Non-Registered Holder and wish to vote your Shares in person at the Annual Meeting, you should contact your Intermediary and follow their instructions for completion and return of the form of proxy or VIF provided to you directly by them, once received.

A Non-Registered Holder will be entitled to revoke a form of proxy or VIF given to an Intermediary at any time by written notice to the Intermediary in accordance with the instructions given to the Non-Registered Holder by its Intermediary. It should be noted that revocation of forms of proxy or VIFs by a Non-Registered Holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or VIF to ensure it is given effect in respect of the Annual Meeting.

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Waterton may deliver this Circular, and Waterton currently intends to deliver the Final Waterton Circular and any forms of proxy and/or VIFs, directly to certain Non-Registered Holders with the assistance of Broadridge and the applicable Intermediaries. If you are a non-objecting Non-Registered Holder, and Waterton or its agent sends this Circular, the Final Waterton Circular and any form of proxy and/or VIF directly to you, your name and address and information about your holdings of securities will have been obtained in accordance with applicable securities regulatory requirements from the Company or from the Intermediary holding the Shares on your behalf. Waterton currently intends to pay for the costs of Intermediaries delivering proxy materials to certain objecting Non-Registered Holders to whom the Circular is delivered.

Waterton is not using, and Waterton does not intend to use, the notice-and-access provisions of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer to send this Circular, the Final Waterton Circular, any form of proxy or VIF or other proxy materials to registered holders of Shares or Non-Registered Holders.

Solicitation

This solicitation of support with respect to the election of directors to the Board at the Annual Meeting is not made by or on behalf of management of the Company. Your support and, ultimately, your proxy may be solicited by mail, telephone, facsimile, email or other electronic means, as well as by newspaper or other media advertising and in person by managing members, directors, officers and employees of Waterton, or any associates or affiliates of the foregoing, or any of the Waterton Nominees or their respective associates or affiliates . For example, it is expected that Waterton representatives and/or one or more of the Waterton Nominees may attend in-person meetings with institutional shareholders and other significant shareholders. Any managers, directors, officers and employees of Waterton and their affiliates who solicit on behalf of Waterton will do so for no additional compensation, and none of the Waterton Nominees will receive any special compensation in connection with the solicitation. In addition, Waterton may solicit in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, conveyed by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian corporate and securities laws.

Waterton has entered into an agreement with Kingsdale pursuant to which Kingsdale has agreed to act as Waterton’s solicitation advisor and, should Waterton commence a formal solicitation of proxies, its proxy solicitation agent. Pursuant to this agreement, Kingsdale will receive a fee of $75,000, plus disbursements. In addition, Kingsdale may be entitled to a success fee on the successful completion of Waterton’s solicitation, as determined by Waterton in consultation with Kingsdale. All costs incurred by Kingsdale for the solicitation will be borne by Waterton.

The costs incurred in respect of Waterton’s solicitation, including the preparation and mailing of this Circular, the Final Waterton Circular, any form of proxy and/or VIF and other proxy materials, will be borne directly and indirectly by Waterton, provided that, subject to applicable law, Waterton may seek reimbursement from Hudbay of Waterton’s out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

In addition to the foregoing, Waterton may engage the services of one or more agents and authorize other persons to assist in this solicitation, including the solicitation of proxies should Waterton commence such a formal solicitation, on behalf of Waterton.

No person is authorized to give information or to make any representations other than those contained in this Circular or the Final Waterton Circular, and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

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OUTSTANDING SHARES AND PRINCIPAL HOLDERS

Shareholders Entitled to Vote

While the Company has yet to announce a record date for the Annual Meeting, we expect the record date for notice of and to vote at the Annual Meeting to be no more than 60 days in advance of the Annual Meeting and that each Shareholder of record as of the record date fixed by the Company will be entitled to one vote for each Share held on each matter to come before the Annual Meeting.

According to the Company’s most recently filed management’s discussion and analysis dated October 31, 2018 (“Q3 MD&A”) in respect of the three and nine months interim periods ended September 30, 2018, an aggregate of 261,272,151 Shares were issued and outstanding as of October 30, 2018. We expect that the number of outstanding Shares and the number of Shares entitled to be voted on each matter to be acted on at the Annual Meeting will be determined as of a record date established by the Company for the Annual Meeting and will be set out in the management information circular and other proxy materials to be prepared by the Company in connection with the Annual Meeting.

Principal Holders

As of the date of this Circular, to the knowledge of Waterton, based upon filings made with Canadian and United States securities regulators on or before the date of this Circular, the persons who beneficially own, or control or direct, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of the Company are as follows:

Name	Number of Shares	% of Outstanding Shares(1)
Letko, Brosseau & Associates Inc.(2)	36,116,358	13.80
Waterton(3)	31,339,858	12.00
GMT Capital Corp.(4)	30,932,620	11.84

Notes:

(1)	On the basis of 261,272,151 Shares outstanding as of October 30, 2018, as disclosed in the Q3 MD&A.
(2)	As of December 31, 2018, according to Letko, Brosseau & Associates Inc.’s Schedule 13G dated February 4, 2019 filed on EDGAR.
(3)	15,669,925 Shares are held by Waterton Mining Parallel Fund Offshore Master, LP and 15,669,933 Shares are held by Waterton Precious Metals Fund II Cayman, LP.
(4)	According to GMT Capital Corp.’s insider reporting on SEDI as of February 14, 2019.

In addition, as of the date of this Circular, to the knowledge of Waterton, the Waterton Nominees and their associates (other than Waterton) own an aggregate of 25,000 Shares, representing less than 0.01% of the total Shares issued and outstanding (on the basis of total shares outstanding as of October 30, 2018, as disclosed in the Q3 MD&A).

Except as set out above, information regarding the beneficial ownership, control or direction over Shares held by principal holders other than Waterton is not within the knowledge of Waterton. For further details about principal holders of the Shares, please refer to the management information circular to be prepared by the Company in connection with the Annual Meeting, once it is made available to Shareholders.

EXECUTIVE COMPENSATION, INDEBTEDNESS, MANAGEMENT CONTRACTS AND EQUITY COMPENSATION PLANS

Information regarding the compensation of executives and directors of the Company (including the information prescribed by Form 51-102F6 – Statement of Executive Compensation), the indebtedness of the Company’s directors and officers or their respective associates to the Company or any of the Company’ subsidiaries, management contracts that may be in place at the Company and securities authorized for issuance under the Company’s equity compensation plans is not within the knowledge of Waterton. For this information, please refer to the 2018 MIC, the management information circular to be prepared by the Company in connection with the Annual Meeting, once it is made available to Shareholders, and other continuous disclosure filed by the Company on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

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INTEREST IN MATERIAL TRANSACTIONS AND MATTERS TO BE ACTED UPON AT THE MEETING

Except as otherwise disclosed in this Circular, to the knowledge of Waterton, neither Waterton nor any of its managing members, directors or officers, or any associates or affiliates of the foregoing, or any of the Waterton Nominees or their respective associates or affiliates, has:

  any material interest, direct or indirect, in any transaction since the beginning of the Company’s most recently completed financial year or in any proposed transaction (other than the proposed changes and transactions contemplated in this Circular) that has materially affected or will materially affect the Company or any of its subsidiaries; or
  any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the Annual Meeting, other than the election of directors.

Except as disclosed herein, information concerning any material interests, direct or indirect, of any incumbent director or executive officer of the Company, any other “informed person” (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations), any person (other than Waterton) who beneficially owns, directly or indirectly, or exercises control or direction over securities carrying 10% or more of the voting rights attached to any class of outstanding voting securities of the Company or any associate or affiliate of any of the foregoing, in any transaction since the beginning of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or will materially affect the Company or any of its subsidiaries, or in any matter to be acted upon at the Annual Meeting, is not within the knowledge of Waterton. For this information, please refer to the management information circular to be prepared by the Company in connection with the Annual Meeting, once it is made available to Shareholders.

INFORMATION CONTAINED IN THIS CIRCULAR

Certain information concerning the Company contained in this Circular has been taken from or is based upon publicly available documents or records on file with Canadian and United States securities regulatory authorities and other public sources. Although Waterton has no knowledge that would indicate that any statements contained in this Circular that are taken from or based upon those documents and records or other public sources are untrue or incomplete, Waterton does not assume and expressly disclaims any responsibility for the accuracy or completeness of the information taken from or based upon those documents, records and other public sources, or for any failure by the Company to disclose publicly events or facts that may have occurred or that may affect the significance or accuracy of any such information, but that are unknown to Waterton.

ADDITIONAL INFORMATION REGARDING HUDBAY

Additional information relating to the Company can be found in the Company’s annual information form dated March 29, 2018, the 2018 MIC and the management information circular in respect of the upcoming Annual Meeting (once it is made available to Shareholders). Financial information about the Company is provided in its comparative financial statements for the three and nine months interim period ended September 30, 2018 and for the Company’s most recently completed financial year, and the related management’s discussion and analysis filings. The foregoing information can be accessed through SEDAR at www.sedar.com and EDGAR at www.sec.gov. Copies of the Company’s financial statements and related management’s discussion and analysis filings may be obtained by any person by contacting the Company at its head office, at 25 York Street, Suite 800, Toronto, ON M5J 2V5, Attention: Corporate Secretary. To Waterton’s knowledge, the Company’s auditor is Deloitte LLP.

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CERTIFICATE

The contents and the sending of this Circular have been approved by Waterton.

February 14, 2019

On Behalf Of:

WATERTON GLOBAL RESOURCE MANAGEMENT, INC.

WATERTON MINING PARALLEL FUND OFFSHORE MASTER, LP, by its general partner WATERTON MINING PARALLEL FUND OFFSHORE GP CORP.

WATERTON PRECIOUS METALS FUND II CAYMAN, LP, by its general partner WATERTON GLOBAL RESOURCE MANAGEMENT, LP, by its general partner WATERTON GLOBAL RESOURCE MANAGEMENT CAYMAN CORP.

By:	(Signed) Richard Wells
	Name:	Richard Wells
	Title:	Chief Financial Officer